UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-A

                FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                     PURSUANT TO SECTION 12(b) OR (g) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                             DENARII RESOURCES INC.
             (Exact name of registrant as specified in its charter)

             Nevada                                             98-0491567
  (State or other jurisdiction                                 (IRS Employer
of incorporation or organization)                            Identification No.)

502 E. John Street, Carson City, Nevada                           89706
(Address of principal executive offices)                      (Postal/Zip Code)


       Securities to be registered pursuant to Section 12(b) of the Act:

                                 Not applicable

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the  registration  of a class of securities  pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [X]

 Securities Act registration statement file number to which this form relates:

                                   333-135354

        Securities to be registered pursuant to Section 12(g) of the Act:

                    Common Stock, par value $0.001 per share
                                (Title of class)

                 INFORMATION REQUIRED IN REGISTRATION STATEMENT


ITEM 1. DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED

The description of securities contained in Registrant's Registration Statement on Form SB-1, as filed with the Securities and Exchange Commission (SEC File No. 333-135354) is incorporated by reference to this registration statement.

Our Articles of Incorporation authorize the issuance of 100,000,000 shares of common stock, $0.001 par value per share (the "Common Stock"). As of August 25, 2008, the registrant had 10,050,000 shares of common stock, $0.001 par value, issued and outstanding.

The following summarizes the material terms of our Common Stock.

COMMON STOCK

Holders of our Common Stock: (i) have equal ratable rights to dividends from funds legally available therefor, when, as and if declared by our Board of Directors; (ii) are entitled to share ratably in all of our assets available for distribution to stockholders upon liquidation, dissolution or winding up of our affairs; (iii) do not have preemptive, subscription or conversion rights, nor are there any redemption or sinking fund provisions applicable thereto; and (iv) are entitled to one vote per share on all matters on which stockholders may vote at all shareholder meetings. We have never paid cash dividends on our Common Stock, and do not expect to pay such dividends in the foreseeable future. The common stock does not have cumulative voting rights, which means that the holders of more than fifty percent of the common stock voting for election of directors can elect one hundred percent of our directors if they choose to do so.

ITEM 2. EXHIBITS

The following exhibits are incorporated by reference from the Registrant's Form SB-1 Registration Statement filed with the Securities and Exchange Commission (SEC File No. 333-135354). Such exhibits are incorporated by reference pursuant to Rule 12b-32:

Exhibit No.                  Description
-----------                  -----------

   3.1                 Articles of Incorporation
   3.2                 By-Laws


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
                                    SIGNATURE

Pursuant to the requirements of Section l2 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                            Denarii Resources Inc.


August 25, 2008                             /s/ Chris Lori
                                            ------------------------------------
                                            Chris Lori
                                            President, Chief Executive Officer,
                                            Chief Financial Officer and Director



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